Exhibit 99.1

PRESS RELEASE

For Immediate Release

Date:	July 16, 2014
Contact:	Chris Courtney/Rick McCarty
Phone:	(209) 848-2265

www.ovcb.com

OAK VALLEY BANCORP REPORTS 2nd QUARTER RESULTS

OAKDALE, CA − Oak Valley Bancorp (NASDAQ: OVLY), the bank holding company for Oak Valley Community Bank and Eastern Sierra Community Bank, recently reported consolidated financial results. For the three months ended June 30, 2014, consolidated net income available to common shareholders was $2,537,000, or $0.32 per diluted common share. This compared to consolidated net income available to common shareholders of $1,374,000, or $0.18 per diluted common share for the same period a year ago.

Total assets were $678.3 million at June 30, 2014, an increase of $34.1 million, or 5.3%, from June 30, 2013. The Company’s total deposits were $603.0 million as of June 30, 2014, an increase of $25.8 million, or 4.5% over June 30, 2013. Gross loans increased to $435.7 million at June 30, 2014, an increase of $45.0 million, or 11.5% from June 30, 2013.

Net interest income increased $151,000 or 2.5% to $6.2 million for the three months ended June 30, 2014, compared to $6.0 million for the same period last year. The increase is driven primarily by the increase in loan volume, as the interest rate environment continues to compress loan and investment yields. The Company’s net interest margin for the three months ended June 30, 2014 was 4.07%, compared to 4.18% for the same period last year.

In addition to income from normal operations, during the quarter, the Company also reached a settlement of $2.92 million on a previously written down asset, which ultimately led to a net recovery of $1.88 million. The entire $1.88 million was recognized in income through a credit to the loan loss provision.

“We are very pleased to report another solid operational performance for the quarter. Despite continued margin pressure, the efforts of our relationship management teams are producing results that are fueling earnings,” stated Chris Courtney, President and CEO of the Company and the Bank. “We acknowledge the tremendous impact of the recovery the Bank recorded during the quarter, yet we are equally energized by the loan growth we’ve experienced and the underlying momentum we seem to be building within the local business community,” Courtney concluded.

Non-interest expense for the three month and six month periods ended June 30, 2014 totaled $5.0 million and $9.9 million, respectively, an increase over the $4.7 million and $9.4 million for the comparable periods in 2013. This increase corresponds to growth in full time equivalent staff from 134 to 144. Deposit servicing costs associated with deposit growth and transaction activity have also increased.

Non-performing assets as of June 30, 2014 were $5.1 million, or 0.75% of total assets, as compared to $4.2 million, or 0.65% at June 30, 2013. The increase is the net result of the Bank placing one additional loan relationship on non-accrual status during the first quarter of 2014 and receiving the remaining principal payment from the aforementioned loan settlement.

The recovery resulted in a reversal of provision for loan losses of $1.88 million for the quarter ended June 30, 2014, as compared to a provision of $100,000 for the same period of the previous year. The ratio of loan loss reserves to gross loans decreased to 1.74% as of June 30, 2014, compared to 1.94% at June 30, 2013.

The Company recently announced the payment of a cash dividend of $0.065 per share of common stock to its shareholders of record at the close of business on July 14, 2014. In aggregate, the distribution will amount to approximately $524,000. This is the second dividend payment made by the Company in 2014.

The Company currently operates through 14 branches in Oakdale, Sonora, Turlock, Stockton, Patterson, Ripon, Escalon, Manteca, three branches in Modesto, and three branches in their Eastern Sierra Division, which includes Bridgeport, Mammoth Lakes, and Bishop. The Company also recently announced plans to open a branch in Tracy later this summer.

For more information, please call 1-866-844-7500 or visit www.ovcb.com.

This press release includes forward-looking statements about the corporation for which the corporation claims the protection of safe harbor provisions contained in the Private Securities Litigation Reform Act of 1995.

Forward-looking statements are based on management's knowledge and belief as of today and include information concerning the corporation's possible or assumed future financial condition, and its results of operations and business. Forward-looking statements are subject to risks and uncertainties. A number of important factors could cause actual results to differ materially from those in the forward-looking statements. Those factors include fluctuations in interest rates, government policies and regulations (including monetary and fiscal policies), legislation, economic conditions, including increased energy costs in California, credit quality of borrowers, operational factors and competition in the geographic and business areas in which the company conducts its operations. All forward-looking statements included in this press release are based on information available at the time of the release, and the Company assumes no obligation to update any forward-looking statement.

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Oak Valley Bancorp

Financial Highlights (unaudited)

($ in thousands, except per share)	2nd Quarter	1st Quarter	4th Quarter	3rd Quarter	2nd Quarter
Selected Quarterly Operating Data:	2014	2014	2013	2013	2013

Net interest income	$6,175	$6,104	$6,372	$6,030	$6,024
Provision for loan losses	(1,877)	-	-	100	100
Non-interest income	927	810	812	866	818
Non-interest expense	4,989	4,881	4,668	4,619	4,734
Net income before income taxes	3,990	2,033	2,516	2,177	2,008
Provision for income taxes	1,453	625	809	672	634
Net income available to common shareholders	2,537	1,408	1,707	1,505	1,374

Earnings per common share - basic	$0.32	$0.18	$0.22	$0.19	$0.18
Earnings per common share - diluted	$0.32	$0.18	$0.22	$0.19	$0.18
Dividends paid per common share	$-	$0.10	$-	$-	$-
Return on average common equity	14.53%	8.59%	10.47%	9.45%	8.48%
Return on average assets	1.50%	0.84%	1.01%	0.92%	0.86%
Net interest margin (1)	4.07%	4.04%	4.19%	4.12%	4.18%
Efficiency ratio (2)	67.55%	68.29%	63.05%	64.65%	67.17%

Capital - Period End
Book value per common share	$8.84	$8.40	$8.14	$7.99	$8.01

Credit Quality - Period End
Nonperforming assets/ total assets	0.75%	0.90%	0.48%	0.68%	0.65%
Loan loss reserve/ gross loans	1.74%	1.80%	1.83%	1.85%	1.94%

Period End Balance Sheet
($ in thousands)
Total assets	$678,319	$687,591	$671,853	$659,192	$644,230
Gross loans	435,671	422,510	419,438	413,856	390,647
Nonperforming assets	5,065	6,164	3,256	4,495	4,189
Allowance for loan losses	7,602	7,615	7,659	7,669	7,570
Deposits	602,978	615,997	602,633	591,642	577,129
Common equity	71,369	67,824	64,517	63,379	63,457

Non-Financial Data
Full-time equivalent staff	144	142	136	135	134
Number of banking offices	14	14	14	14	14

Common Shares outstanding
Period end	8,075,855	8,071,355	7,929,730	7,929,730	7,924,730
Period average - basic	7,953,499	7,878,152	7,803,247	7,802,705	7,802,012
Period average - diluted	8,001,815	7,941,456	7,859,380	7,851,157	7,842,964

Market Ratios
Stock Price	$9.93	$9.41	$8.37	$7.96	$7.67
Price/Earnings	7.76	12.98	9.64	10.40	10.86
Price/Book	1.12	1.12	1.03	1.00	0.96

	SIX MONTHS ENDED JUNE 30,
	2014	2013

Net interest income	$12,279	$11,873
Provision for loan losses	(1,877)	200
Non-interest income	1,737	1,603
Non-interest expense	9,870	9,373
Net income before income taxes	6,023	3,903
Provision for income taxes	2,078	1,229
Net income	3,945	2,674
Preferred stock dividends	-	(68)
Net income available to common shareholders	$3,945	$2,606

Earnings per common share - basic	$0.50	$0.33
Earnings per common share - diluted	$0.49	$0.33
Dividends paid per common share	$0.10	$-
Return on average common equity	11.65%	8.16%
Return on average assets	1.17%	0.84%
Net interest margin (1)	4.06%	4.11%
Efficiency ratio (2)	67.91%	67.55%

Capital - Period End
Book value per common share	$8.84	$8.01

Credit Quality - Period End
Nonperforming assets/ total assets	0.75%	0.65%
Loan loss reserve/ gross loans	1.74%	1.94%

Period End Balance Sheet
($ in thousands)
Total assets	$678,319	$644,230
Gross loans	435,671	390,647
Nonperforming assets	5,065	4,189
Allowance for loan losses	7,602	7,570
Deposits	602,978	577,129
Common equity	71,369	63,457

Non-Financial Data
Full-time equivalent staff	144	134
Number of banking offices	14	14

Common Shares outstanding
Period end	8,075,855	7,924,730
Period average - basic	7,916,034	7,790,238
Period average - diluted	7,971,802	7,836,736

Market Ratios
Stock Price	$9.93	$7.67
Price/Earnings	9.88	11.37
Price/Book	1.12	0.96

(1)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%.
(2)	Ratio computed on a fully tax equivalent basis using a marginal federal tax rate of 34%, and a marginal federal/state combined tax rate of 41.15% for applicable revenue.